EXHIBIT 1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed in one or more counterparts.

Date: February 12, 2024

Nabors Energy Transition Sponsor II LLC

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	President, Chief Executive Officer and Secretary

Nabors Lux 2 SARL

By:	/s/ Henricus Reindert Petrus Pollmann
Name:	Henricus Reindert Petrus Pollmann
Title:	Type A Manager

Greens Road Energy II LLC By Remington SPAC II, LLC, its manager

By:	/s/ Anthony G. Petrello
Name:	Anthony G. Petrello
Title:	Managing Member

/s/ Anthony G. Petrello
Anthony G. Petrello